                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [ ]  Confidential, for Use of the
                                             Commission
                                        Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
[ ]  Confidential for the Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))

                            ARROW ELECTRONICS, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5)  Total fee paid:
        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
        ------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3)  Filing Party:
        ------------------------------------------------------------------------
     (4)  Date Filed:
        ------------------------------------------------------------------------

ARROW ELECTRONICS, INC.

25 HUB DRIVE
MELVILLE, NEW YORK 11747

[ARROW LOGO]

STEPHEN P. KAUFMAN
CHAIRMAN OF THE BOARD


                                                               September 8, 2000


Dear Shareholder:


     You are cordially invited to attend a Special Meeting of Shareholders of Arrow Electronics, Inc., which will be held on Thursday, October 12, 2000 at 11:00 A.M., at the company's offices at 25 Hub Drive, Melville, New York. The formal Notice of Special Meeting and Proxy Statement, fully describing the matters to be acted upon at the meeting, appear on the following pages.


     The only matter scheduled to be considered at the meeting is a proposal to amend the company's Certificate of Incorporation to increase the number of authorized shares of common stock.


     The Board of Directors recommends the approval of the proposal being presented at the Special Meeting of Shareholders as being in the best interest of Arrow. We urge you to read the Proxy Statement and give the proposal your careful attention before completing the enclosed proxy card.


     Your vote is important regardless of the number of shares you own. Please be sure you are represented at the meeting, whether or not you plan to attend, by signing, dating and mailing the proxy card promptly. A postage-paid return envelope is enclosed for your convenience. You may also vote your shares by touch-tone telephone from the U.S. and Canada by using the toll-free telephone number on your proxy card.

                                          Sincerely yours,

                                              /s/ Stephen P. Kaufman

                                               Stephen P. Kaufman
                                                 Chairman of the Board

                            ARROW ELECTRONICS, INC.

                                  25 HUB DRIVE
                            MELVILLE, NEW YORK 11747
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD OCTOBER 12, 2000
                            ------------------------


                                                               September 8, 2000


To the Shareholders of
  Arrow Electronics, Inc.:


     A Special Meeting of Shareholders of Arrow Electronics, Inc., a New York corporation ("Arrow"), is being called by the Board of Directors of the company and will be held at the company's offices at 25 Hub Drive, Melville, New York, on October 12, 2000 at 11:00 A.M., prevailing local time, for the following purposes:


     1. To consider and act upon a proposal to amend the Certificate of Incorporation of Arrow to increase the number of authorized shares of common stock from 120,000,000 shares to 160,000,000 shares.

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on August 31, 2000 are entitled to notice of and to vote at the meeting or any adjournments thereof.

                                           By Order of the Board of Directors,

                                                    Robert E. Klatell
                                                        Secretary

                                   IMPORTANT
     Please complete, sign, and date the enclosed proxy and return it promptly in the enclosed return envelope which has been provided for your convenience or vote your shares by touch-tone telephone, whether or not you plan to attend the meeting. Your prompt response will assure a quorum and reduce solicitation expense.

                            ARROW ELECTRONICS, INC.

                                  25 HUB DRIVE

                            MELVILLE, NEW YORK 11747

                            ------------------------

                        SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD OCTOBER 12, 2000

                            ------------------------

                                PROXY STATEMENT

                            ------------------------


     This Proxy Statement, mailed to shareholders on September 8, 2000, is furnished in connection with the solicitation by the Board of Directors of Arrow Electronics, Inc., a New York corporation ("Arrow"), of proxies to be voted at the Special Meeting of Shareholders to be held in Melville, New York, on October 12, 2000, and any adjournments thereof, for the purposes set forth in the accompanying notice. Each proxy will be voted with respect to all shares represented by it in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no directions are specified will be voted in favor of the actions described by the proxy. Any proxy may be revoked at any time prior to exercise by written notice to the Secretary of Arrow by the person giving the proxy.


     The cost of soliciting proxies will be borne by Arrow. Solicitation of proxies is being made by Arrow through the mail, in person, and by telephone. In addition to regular employees of Arrow who may engage in such solicitation, but who will not be specifically compensated for such services, Arrow has retained D.F. King & Co., Inc. to assist in soliciting proxies at an anticipated cost of $8,500 plus expenses. Arrow will also request brokers and other nominees to forward soliciting materials to the beneficial owners of the stock held of record by such persons and will reimburse such persons for their expenses in forwarding such materials.


     Only shareholders of record of Arrow's common stock at the close of business on August 31, 2000 are entitled to notice of and to vote at the meeting or any adjournments thereof. On August 31, 2000, Arrow had outstanding 98,137,820 shares of common stock.

                         PROPOSED AMENDMENT TO ARROW'S
                    CERTIFICATE OF INCORPORATION TO INCREASE
                     THE AUTHORIZED SHARES OF COMMON STOCK
                                 TO 160,000,000

     On August 21, 2000, Arrow's Board of Directors adopted resolutions amending, subject to shareholder approval at the special meeting, Article THIRD of the Certificate of Incorporation to increase the authorized number of shares of common stock. A copy of the amendment is attached to this proxy statement as Annex A.


     Of the 120,000,000 currently authorized shares of common stock, as of August 31, 2000, 98,137,820 shares of common stock were outstanding and 16,166,880 shares of common stock were required to be reserved for issuance relating to outstanding options and restricted stock awards, and options available for grant. The proposed amendment to the Certificate of Incorporation would increase the number of authorized shares of common stock to 160,000,000.


     The affirmative vote of the holders of a majority of the outstanding shares of the common stock of Arrow is sufficient for the adoption of the proposal to approve the amendment to the Certificate of Incorporation increasing the number of authorized shares of common stock. Consequently, any shares not voted (whether by abstention or broker non-votes) have the same effect as votes against the proposed amendment to the Certificate of Incorporation.


     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.



                       REASONS FOR THE PROPOSED AMENDMENT


                      OF THE CERTIFICATE OF INCORPORATION



     The reasons for the proposed increase in the number of authorized shares of common stock are to make such additional shares available for future issuances for acquisitions of property or stock of other corporations, for cash, as share dividends and stock splits, as restricted stock awards, upon the exercise of stock options, and for other purposes, as occasion may arise. The Board of Directors believes it is desirable that Arrow have such additional shares available for situations in which their issuance may be suitable without the delay which would result from holding a meeting of shareholders to authorize the issuance of additional shares.



     On August 7, 2000, a consortium consisting of Arrow, Schroder Ventures, and Avnet, Inc. entered into a share purchase agreement to purchase the VEBA Electronics Group from the Germany-based energy company, E.ON AG, for approximately $2.35 billion in cash, including the assumption of debt.



     Under the terms of the share purchase agreement, Arrow will acquire Wyle Systems, Wyle Components, and ATLAS Services North America (collectively referred to as the "Wyle Businesses") for approximately $840 million, including the assumption of debt, subject to closing adjustments. The Wyle Businesses, based in Irvine, California, have approximately 1,900 employees and had sales of approximately $2 billion in 1999.

     Wyle Components, which specializes in semiconductor distribution, will complement Arrow's existing core components distribution businesses in North America. Arrow believes that Wyle Systems, which specializes in the distribution of computer products, will complement Arrow's computer distribution businesses in North America and strengthen Arrow's distribution business in the western and southwestern United States. Arrow also believes that the integration of the Wyle Businesses with Arrow will produce sizeable synergies and the transaction will be accretive to earnings in the first year following the combination.



     Arrow intends to offer for sale, in one or more transactions, a portion of the additionally authorized common stock and, potentially, other securities convertible into common stock to refinance part of the indebtedness incurred to purchase the Wyle Businesses. Arrow has not determined the terms of the offer of such common stock or other securities. If the proposed amendment is adopted, the additional shares of common stock may be issued by the Board of Directors without further action by the shareholders, except as may be required by law or pursuant to Arrow's listing agreement with the New York Stock Exchange.


     The additional authorized shares of common stock would have the same rights and privileges as the shares of common stock presently authorized and/or outstanding. The issuance of additional shares of common stock other than on a pro-rata basis to all holders of such stock would reduce the proportionate interest of such shareholders.


     The authorized but unissued shares of common stock also could be used by incumbent management to make more difficult, and thereby discourage, an attempt to acquire control of Arrow. For example, the shares could be privately placed with purchasers who might support the Board of Directors in opposing a hostile takeover bid. The issuance of the new shares also could be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business combinations, or alter, amend, or repeal provisions of the Certificate of Incorporation. To the extent that it impedes any such attempts, the issuance of shares of common stock following the amendment may serve to perpetuate existing management.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to:(a) the only shareholders known to management to own beneficially more than 5% of the outstanding common stock of Arrow as of August 31, 2000; (b) each of Arrow's directors; (c) each of the executive officers of Arrow; and (d) all of Arrow's directors and executive officers as a group.


                                               SHARES OF
                                                COMMON           PERCENTAGE OF
                                             STOCK OWNED          OUTSTANDING
                                          BENEFICIALLY AS OF        COMMON
NAME                                         AUGUST 31, 2000        STOCK(1)
----                                      ------------------     -------------
Sanford C. Bernstein & Co., Inc.                   13,886,400(2)          14.1%
767 Fifth Avenue
New York, New York 10153
Wellington Management Company, LLP                  8,268,200(3)           8.4%
75 State Street
Boston, Massachusetts 02109
Vanguard Windsor Funds -- Vanguard Windsor Fund     8,147,200(4)           8.3%
Post Office Box 2600
Valley Forge, Pennsylvania 19482
The Prudential Insurance Company of America         4,913,746(5)             5%
751 Broad Street
Newark, New Jersey 07102
Daniel W. Duval                                        33,319(6)            --%
Director
Carlo Giersch                                         294,400(7)            .3%
Director, Chairman of Spoerle Electronic
John N. Hanson                                         29,826(6)            --%
Director
Stephen P. Kaufman                                  3,886,130(8)             4%
Chairman of the Board
Roger King                                             31,119(6)            --%
Director
Robert E. Klatell                                   2,557,610(9)           2.6%
Director, Executive Vice President,
General Counsel and Secretary

Karen Gordon Mills                                     33,838(6)            --%
Director
Barry W. Perry                                         24,044(10)           --%
Director
Richard S. Rosenbloom                                  32,300(11)           --%
Director
Francis M. Scricco                                    662,305(12)           .7%
Director, President and Chief Executive Officer

                                                 SHARES OF
                                                  COMMON          PERCENTAGE OF
                                                STOCK OWNED        OUTSTANDING
                                            BENEFICIALLY AS OF       COMMON
NAME                                           AUGUST 31, 2000       STOCK(1)
----                                        ------------------    -------------
John C. Waddell                                  2,239,655(13)           2.3%
Vice Chairman of the Board
All executive officers
and directors (30 persons)                       6,980,384(14)           7.1%


---------------

 (1) Calculation is based upon 98,137,820 shares of common stock outstanding as of August 31, 2000.


 (2) Based upon a Schedule 13G dated February 8, 2000 filed with the Securities and Exchange Commission and reflects sole dispositive power with respect to 13,886,400 shares, sole voting power with respect to 7,351,270 shares, and shared voting power with respect to 1,591,049 shares beneficially owned by Sanford C. Bernstein & Co., Inc., a registered investment adviser.

 (3) Based upon a Schedule 13G dated February 9, 2000 filed with the Securities and Exchange Commission and reflects shared dispositive power with respect to 8,268,200 shares and shared voting power with respect to 3,000 shares beneficially owned by Wellington Management Company, LLP, a registered investment adviser.

 (4) Based upon a Schedule 13G dated February 8, 2000 filed with the Securities and Exchange Commission and reflects sole voting power and shared dispositive power with respect to the shares beneficially owned by Vanguard Windsor Funds -- Vanguard Windsor Fund, a registered investment company.

 (5) Based upon a Schedule 13G dated January 31, 2000 filed with the Securities and Exchange Commission and reflects shared voting power and shared dispositive power with respect to 4,351,996 shares and sole voting power and sole dispositive power with respect to 561,750 shares beneficially owned by The Prudential Insurance Company of America, an insurance company and registered investment adviser.

 (6) Includes shares owned individually, options to purchase shares granted under Arrow's Non-Employee Directors Stock Option Plan, and common stock units deferred under Arrow's Non-Employee Directors Deferral Plan.

 (7) Includes shares owned individually, options to purchase shares granted under Arrow's Stock Option Plan, and shares awarded under Arrow's Restricted Stock Plan.

 (8) Includes options to purchase shares granted under Arrow's Stock Option Plan, shares awarded under Arrow's Restricted Stock Plan, and shares held by Arrow's Stock Ownership Plan.

 (9) Includes shares owned individually, options to purchase shares granted under Arrow's Stock Option Plan, shares awarded under Arrow's Restricted Stock Plan, and shares held by Arrow's Stock Ownership Plan.

(10) Includes options to purchase shares granted under Arrow's Non-Employee Directors Stock Option Plan and common stock units deferred under Arrow's Non-Employee Directors Deferral Plan.

(11) Includes shares owned individually and options to purchase shares granted under Arrow's Non-Employee Directors Stock Option Plan.

(12) Includes options to purchase shares granted under Arrow's Stock Option Plan, shares awarded under Arrow's Restricted Stock Plan, and shares allocated under Arrow's Stock Ownership Plan.

(13) Includes shares owned individually, options to purchase shares granted under Arrow's Non-Employee Directors Stock Option Plan, and shares held by Arrow's Stock Ownership Plan.


(14) Includes 2,227,630 shares held by the Arrow Electronics Stock Ownership Plan, of which Mr. Stephen P. Kaufman, Mr. Robert E. Klatell, and Mr. John
     C. Waddell are the trustees, including shares allocated to the accounts of Messrs. Kaufman, Klatell, and Waddell (pursuant to certain regulations promulgated by the Securities and Exchange Commission, Messrs. Kaufman, Klatell, and Waddell may be deemed to have beneficial ownership of these shares by virtue of their shared power as trustees to vote such shares); options to purchase 3,535,887 shares granted under Arrow's Stock Option Plan or under stock option plans of companies acquired by Arrow and assumed by Arrow as part of the acquisition (of which 2,480,297 options are currently exercisable), including options to purchase 1,561,250 shares, 527,000 shares, 213,000 shares, 17,500 shares, 152,500 shares and 105,000 shares granted to Mr. Kaufman, Mr. Francis M. Scricco, Mr. Klatell, Mr. Carlo Giersch, Mrs. Betty Jane Scheihing, and Ms. Jan Salsgiver, respectively (of which 1,362,500 options, 121,000 options, 179,250 options, no options, 109,375 options, and 82,500 options, respectively, are currently exercisable); 732,222 shares awarded under Arrow's Restricted Stock Plan (of which 380,672 shares have vested and are not forfeitable), including 97,250 shares, 135,000 shares, 95,450 shares, 23,900 shares, 37,250 shares, and 26,000 shares awarded to Mr. Kaufman, Mr. Scricco, Mr. Klatell, Mr. Giersch, Mrs. Scheihing, and Ms. Salsgiver, respectively (of which 91,250 shares, 58,000 shares, 76,600 shares, 13,800 shares, 15,750 shares, and 9,750 shares, respectively, have vested and are not forfeitable); options to purchase 170,000 shares granted under Arrow's Non-Employee Directors Stock Option Plan (of which 75,250 shares are currently exercisable); and 11,346 common stock units deferred under Arrow's Non-Employee Directors Deferral Plan.


                                 OTHER MATTERS

     Management does not expect any matters to come before the meeting other than those to which reference is made in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

                                          By Order of the Board of Directors,

                                               Robert E. Klatell
                                                   Secretary

                                                                         ANNEX A

                            CERTIFICATE OF AMENDMENT
                                       OF
                   THE RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            ARROW ELECTRONICS, INC.

               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

                                   * * * * *

     I, THE UNDERSIGNED, Robert E. Klatell, being the Secretary of Arrow Electronics, Inc. hereby certify:

     1. The name of the corporation is Arrow Electronics, Inc.


     2. The certificate of incorporation of said corporation was filed in the office of the Department of State on the 20th day of November, 1946.


     3. (a) The certificate of incorporation is amended to increase the number of authorized shares of stock from 122,000,000 shares at $1 par value to 162,000,000 shares at $1 par value. To effect this increase, the certificate of incorporation is amended to increase the number of authorized shares of common stock from 120,000,000 to 160,000,000. The 2,000,000 authorized shares of preferred stock will remain the same.

        (b) To effect the foregoing, the first paragraph of Article Third relating to the number of authorized shares of stock is amended to read as follows:

     "THIRD: The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred sixty-two million (162,000,000) shares, consisting of:


     (a) Two million (2,000,000) shares of Preferred Stock having a par value of $1 per share (hereinafter referred to as "Preferred Stock"); and


     (b) One Hundred Sixty Million (160,000,000) shares of Common Stock having a par value of $1 per share (hereinafter referred to as "Common Stock")."


     4. The amendment hereinabove set forth was authorized by unanimous written consent of the Board of Directors dated August 21, 2000, followed by the vote of the holders of a majority of all the outstanding shares entitled to vote thereon.


     IN WITNESS WHEREOF, I have signed this certificate on the      day of
October 2000 and I affirm the statements contained herein as true under penalties of perjury.

                                          By:
                                            ------------------------------------
                                            Name: Robert E. Klatell
                                            Title: Secretary

PROXY



                             ARROW ELECTRONICS, INC.

               This Proxy is Solicited by the Board of Directors.
        PROXY for the Special Meeting of Shareholders, October 12, 2000

         The undersigned hereby appoints Stephen P. Kaufman, Robert E. Klatell, and Francis M. Scricco, and any one or more of them, with full power of substitution, as proxy or proxies of the undersigned to vote all shares of stock of ARROW ELECTRONICS, INC. which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on October 12, 2000, at 11:00 A.M., prevailing local time, at the company's offices at 25 Hub Drive, Melville, New York, or any adjournments thereof, as set forth on the reverse hereof.

           Please Return This Proxy Promptly in the Enclosed Envelope

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                     Please mark
                                                                   your votes as
                                                                    indicated in
                                                                   this example.
                                                                           [ x ]



1. Authority to vote FOR the adoption of a proposed amendment to the Certificate of Incorporation of Arrow Electronics, Inc., to increase the number of authorized shares of common stock from 120,000,000 to 160,000,000.


             FOR                     AGAINST                   ABSTAIN
             [ ]                       [ ]                       [ ]

2. In accordance with their discretion upon such other matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY IS BEING SOLICITED BY THE MANAGEMENT AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, IT WILL BE VOTED FOR THE PROPOSAL DESCRIBED IN ITEMS 1 ABOVE AND OTHERWISE IN ACCORDANCE WITH THEIR DISCRETION.


                                          DATE ______________/_____/2000

                                          ____________________________________
                                          Signature
                                          ____________________________________
                                          Signature, if Jointly Held
                                          IF ACTING AS ATTORNEY, EXECUTOR,
                                          TRUSTEE OR IN OTHER REPRESENTATIVE
                                          CAPACITY, PLEASE SIGN NAME AND TITLE.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


[PHONE GRAPHIC]                VOTE BY TELEPHONE                 [PHONE GRAPHIC]


                            QUICK***EASY***IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

- -   You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

    PROPOSAL 1: To vote as the Board of Directors recommends FOR,
    Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

               WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

          PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE.

                  CALL **TOLL FREE** ON A TOUCH-TONE TELEPHONE
                            1-800-840-1208 - ANYTIME

                    There is NO CHARGE to you for this call.